Exhibit 14

LSB CORPORATION/LAWRENCE SAVINGS BANK
CODE OF PROFESSIIONAL CONDUCT

Table of Contents

I.	Statement of Purpose	2
II.	Conduct of Personal Affairs	2
III.	Conflict of Interest	2
	(a) Insider Transactions	2
	(b) Role of Personal Friendship and Family Ties in the Conduct of Corporation/Bank Business	2
	(c) Reciprocity with other Financial Institutions	3
	(d) Borrowing from Customers or Vendors	3
IV.	Professional Conduct	3
	(a) Confidential Information	3
	(b) Disclosure to Auditors and Examiners	3
	(c) The Giving and Receipt of Gifts	3
	(d) Entertainment	3
	(e) Disclosure of Corporate News and Information	4
	(f) Release of Lists of Customers' Names	4
	(g) Recommending Firms and Services to Customers	4
	(h) Legal, Tax or Investment Advise	4
	(i) Fee for Speeches or Articles	4
	(j) Major Civil or Criminal Proceedings	4
V.	Outside Activities	4
	(a) External Employment and Affiliations that may Conflict with Corporation/Bank Business	4
	(b) Charitable Contributions	5
	(c) Involvement in Political Activities	5
VI.	Bank Resources	5
	(a) Use of Corporation/Bank Resources for Personal Needs	5
	(b) Purchase of Assets from the Corporation/Bank	5
VII.	Loans to Officers or Directors	6
VIII.	Information Disclosure	6
IX.	Accountability	6
	(a) Violation and Internal Reporting	6
	(b) Waivers	6
	(c) Investigations	6
X.	Code Changes	7

LSB CORPORATION/LAWRENCE SAVINGS BANK
CODE OF PROFESSIIONAL CONDUCT

I.	Statement of Purpose

Our Corporation/Bank is a public trust that is dependent on the confidence of our customers, depositors, and the community at large. The people and institutions we serve have a right to expect that all those associated with the Corporation/Bank will fulfill their professional responsibilities and conduct their personal affairs in accordance with high ethical standards and with a total commitment to the maintenance of public confidence, respect and trust.

Given the importance of this fundamental concept and in recognition of the need to develop a common understanding of its implications, the Directors have adopted the following code as a guide for all Corporation/Bank Officers, Directors and employees (“Company Personnel” or “Company Persons”). The code is not a reiteration of those behavioral prohibitions and restrictions contained in current law and regulation. Rather, the code focuses on some of the more sensitive issues that are subject to individual judgment, in addition to our general obligation to abide by all applicable law and regulation. It is designed to complement existing personnel policies and current law. In addition, the code recognizes the fact that the appearance of inappropriate conduct can be just as harmful to the Corporation/Bank’s reputation as actual misconduct.

All Company Personnel are expected to subscribe, not only to the provisions of the code, but also to the spirit in which it is being presented. Questions concerning any aspect of the code should be submitted to the Chief Executive Officer of the Corporation/Bank or, if you prefer, to your manager.

II.	Conduct of Personal Affairs

In the business of banking, personal integrity must be considered a basic measure of the professional competence of management and the Corporation/Bank as a whole. To deny or ignore this special requirement could seriously jeopardize LSB Corporation/Lawrence Savings Bank’s most important strength – the confidence and respect of customers, employees and depositors.

In judging personal integrity, the banking public will not only be aware of our professional behavior but will also rate our personal conduct. It is vital, therefore, that all Company Personnel conduct their professional affairs, including financial matters, in a manner that will serve to enhance their leadership credibility and the Corporation/Bank’s reputation in the community.

III.	Conflict of Interest

(a)	Insider Transactions

If any Company Person (or a member of the immediate family) has a personal or professional financial interest, either direct or indirect, in a Bank loan, purchase, sale, or investment decision, the individual must disclose the interest and disqualify himself or herself from participating in the transaction. In addition, the individual must not, either directly or indirectly, attempt to influence those who make the decision. All such insider transactions, regardless of amount, shall be recorded and maintained on file by the clerk/secretary.

(b)	Role of Personal Friendship and Family Ties in the Conduct of Corporation/Bank Business

Company Personnel shall not use their positions with the Corporation/Bank to obtain or seek to obtain personal favors from other persons or institutions for themselves, family members of personal friends.

(c)	Reciprocity with other Financial Institutions

Under no circumstances will the Corporation/Bank be a party to a formal or informal reciprocal arrangement with any other financial institution for the purpose of providing personal benefit or gain to any Company Person that is not available to the general public.

(d)	Borrowing from Customers or Vendors

Borrowing from customers or vendors is prohibited except from those firms that normally engage in lending as a primary business function. When borrowing from such a firm, a Company Person must not accept more favorable personal loan terms than are available to the general public. In addition, any personal loan must not be preconditioned on any reciprocal agreements involving the Corporation/Bank of bank business. This policy prohibits implicit as well as explicit arrangements.

IV.	Professional Conduct

(a)	Confidential Information

Confidential information about Corporation/Bank’s shareholders, customers and suppliers acquired by any Company Person through affiliation with the Corporation/Bank is considered to be privileged and must be held in the strictest confidence. It is to be used solely for corporation purposes and not as a basis for personal gain. Except for normal credit reporting procedures and properly documenting legal demands, such information shall not be transmitted to persons outside the Corporation/Bank, including family or associates, or even to others within the Corporation/Bank who do not need to know such information in discharging their duties. The restrictions in this paragraph shall also apply to the reports and statements prepared for use in the Corporation/Bank’s business and not generally released.

(b)	Disclosure to Auditors and Examiners

Questions put by the Corporation/Bank’s outside independent auditors, members of our internal audit division, or state and federal examiners shall be responded to candidly, and no adverse data in response to a question shall be concealed. In addition, Company Personnel have an obligation to offer any other information which may help the auditors or examiners prepare a proper evaluation.

(c)	The Giving and Receipt of Gifts

Company Personnel must decide conscientiously whether or not acceptance of a gift or benefit from a Corporation/Bank shareholder, customer or supplier will give rise to a feeling of obligation or will cause misinterpretation. As a general rule, gifts of nominal value that constitute tokens which serve as general advertising may be accepted. Any gift of significant value should be politely refused. A gift of money should never be accepted regardless of the amount. This policy also pertains to the receipt of gifts by members of the immediate family of any Company Person.

No Company Person may give a gift of other than nominal value to a recipient if the relationship between the donor and recipient was created through a banking transaction.

(d)	Entertainment

Company Personnel may engage in reasonable business-related entertainment of nominal value, such as lunches, dinners, etc. Significant entertainment expense for any one person or firm is to be avoided whether the expense is attributable to infrequent, expensive affairs or frequent, nominally expensive occasions. In accepting entertainment, Company Personnel must decide conscientiously whether or not the result will give rise to a feeling of obligation or cause misinterpretation. Accepting significant entertainment from any one person or firm is to be avoided.

(e)	Disclosure of Corporate News and Information

Financial information about the Corporation/Bank is not to be released to any person not officially authorized to have such information unless it has been published in official Corporation/Bank reports or otherwise made generally available to the public in accordance with applicable regulations. Exceptions to this policy must be approved by the Chief Executive Officer.

All Company Personnel should be sensitive to the problems which could result by the premature release of confidential information related to Corporation/Bank activities or the Corporation/Bank’s future plans.

(f)	Release of Lists of Customers’ Names

Lists of customer names may not be released in any form.

(g)	Recommending Firms and Services to Customers

Company Personnel should not recommend attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents and the like to customers unless in every case several names are given without indicating favoritism.

(h)	Legal, Tax or Investment Advise

No Company Person should provide advice to customers on matters concerning the law, taxes, the preparation of tax returns or investment decisions, except, in the case of Directors, as may be required in the ordinary course of his or her duties or profession.

(i)	Fee for Speeches or Articles

Company Personnel should not accept fees for speeches made or articles written in conjunction with official Corporation/Bank business. If fees are offered, they should be given to the Corporation/Bank.

(j)	Major Civil or Criminal Proceedings

Should any Company Person become involved in a major civil or criminal proceeding that might prove embarrassing to the Corporation/Bank, the Chief Executive Officer should be notified immediately.

V.	Outside Activities

(a)	External Employment and Affiliations that may Conflict with Corporation/Bank Business

Company Personnel must obtain prior approval for contemplated outside employment from their division head or the Chairman of the Board or the Chief Executive Officer. Approval normally will be given unless such outside employment is not consistent with the best interests of the Corporation/Bank. In no instance should a Company Person engage in any outside employment or affiliation which may reasonably subject the Corporation/Bank to criticism or adverse publicity, or which will encroach on Corporation/Bank working time or necessitate such long hours as to affect his or her physical or mental effectiveness with the Corporation/Bank.

Any Director who serves on an outside board of directors should abstain from Board votes on matters that affect the business of the Corporation/Bank.

Under no circumstances shall any Company Person engage in any lending or other activity competitive with those services offered by the Corporation/Bank without the prior approval of the Board of Directors of the Corporation/Bank.

By the same token, it is generally not acceptable for any Company Person to (1) prepare, audit, or certify for any third party statements or documents upon which the Corporation/Bank might rely for lending or other purposes; (2) render investment counsel or other advice based upon information, reports, or analyses that are accessible primarily from or through bank employment; or (3) render professional services for any Corporation/Bank vendor or customer.

(b)	Charitable Contributions

Charitable contributions in terms of both time and money by Company Personnel are encouraged. The Corporation/Bank will not reimburse Company Personnel for financial contributions, but will authorize the use of Bank time and facilities for reasonable charitable involvement with, in the case of Officers and employees, approval of the appropriate major department head, Chief Executive Officer or Chairman of the Board.

(c)	Involvement in Political Activities

Corporation/Bank facilities, equipment, and supplies may not be used by or on behalf of any political party or candidate. Federal and state laws prohibit or restrict these kinds of corporate non-monetary contributions as well as corporate financial contributions.

Officers and employees may engage in political activities (for example: campaign treasurer) provided these activities are not conducted on Bank time, and provided that they are done as individuals and not as representatives of the Corporation/Bank. The Corporation/Bank itself may not be placed on record as favoring or opposing any political party or candidate.

The Corporation/Bank will not reimburse Company Personnel for political contributions.

Officers and employees who wish to run for major elective office must obtain the approval of the Chief Executive Officer of the Bank.

The Corporation/Bank may make political loans in connection with campaigns provided the loans are made in accordance with applicable laws and regulations and within the constraints of normal bank underwriting requirements.

VI.	Bank Resources

(a)	Use of Corporation/Bank Resources for Personal Needs

As a general rule, Corporation/Bank resources may not be used for personal needs. However, Company Personnel who donate their time and energy in support of charitable or socially desirable projects which will reflect credit on the Corporation/Bank may make reasonable use of bank resources such as occasional secretarial assistance, use of community rooms, etc. Under no circumstances is Corporation/Bank property to be removed from the appropriate office.

(b)	Purchase of Assets from the Corporation/Bank

Sale of assets to Officers and Directors are subject to the Massachusetts Statute of Banks and Banking, Chapter 168, Sections 19 & 20.

These sections require the prior approval of the Board of Directors.

Officers and Directors may purchase assets, except assets acquired as a result of collection of a loan or being sold by the Corporation/Bank at fair market value as determined by the Chief Financial Officer.

The sale of a Corporation/Bank asset acquired as a result of collection of a loan needs the prior approval of the Chief Executive Officer.

VII.	Loans to Officers or Directors

All loans to Officers and/or Directors and especially those to policy making Officers, members of the Corporation/Bank’s Board of Directors and/or other business entities over which they exercise any degree of control are subject to Chapter 168, Section 19 and Chapter 172, Section 18 of The Massachusetts Statute on Banks and Banking, and Section 337 of the FDIC Rules and Regulations, and to the restrictions contained in subpart A of Federal Reserve Bank Regulation O.

All loans to Officers and Directors are to be made in accordance with Section 8 of the Bank’s Credit Policy Manual.

Officers who are authorized or who do make investment transactions will report annually in writing to the Board of Directors of the Bank a list of brokers or banks with which they have made transactions for their own account. They do not have to describe the transaction, only who they have done business with and how many transactions. The required reporting date will be at the regularly scheduled September Board meeting.

(The currently authorized Officers who effect security transactions are Messrs. Miller, Leeds and Felter.)

VIII.	Information Disclosure

The Corporation/Bank’s public communications and filings with the Securities and Exchange Commission, bank regulators and other governmental authorities should be full, fair, accurate, timely and understandable.

Without limiting any other requirements of this code, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Controller and any other person acting in a similar capacity is expected by the Corporation/Bank to

-	Act honestly and objectively and with integrity and diligence

-	Avoid actual and apparent conflicts of interest in personal and professional relationships

-	Will timely provide information in an understandable fashion that is full, fair and accurate

-	Comply in good faith with all applicable federal, state and local laws, rules and regulations

IX.	Accountability

(a)	Violation and Internal Reporting

Violations of this code, including failure to report potential violations by others, is a serious matter that may result in disciplinary action, including termination of employment. If any Company Person believes that a violation of this code has occurred, he or she should notify promptly the Chief Executive Officer, any Executive Vice President, the Head of Personnel or a member of the Audit Committee of the Corporation’s Board. The notification will be handled in a sensitive and appropriate manner. No Company Person will be subject to retaliation for raising, in good faith, legitimate concerns or questions about possible violations of this code. Anonymous reports are welcome. Knowingly false reports will be subject to disciplinary action.

(b)	Waivers

Any waiver of this code for Directors or executive officers may be made only by the Board of Directors of the Corporation and must be promptly disclosed to the Corporation’s stockholders, along with the reasons for the waiver. The Board of Directors will consider requests for waivers on a case by case basis and reserves the right to grant or deny such a request in its sole discretion.

(c)	Investigations

Appropriate departmental personnel will investigate objectively allegations of violations of the code or other wrongdoing. Depending on the circumstances, alleged violations will be reported to the Corporation’s Board of Directors (or, as appropriate, to the Audit Committee) or to applicable authorities. Company Personnel are expected to cooperate fully with both internal and external investigations. Unless specifically authorized by the Chief Executive Officer or the Audit Committee, Company Personnel must maintain the confidentiality of any investigation and all related documentation. The Corporation/Bank may determine, in its sole discretion, the nature, manner and extent of any disciplinary action.

X.	Code Changes

The Corporation/Bank may modify this code in any manner in its sole discretion and without notice.

(Revised 3/25/04)